EXHIBIT (h.2.)

Amended Schedule A of Accounting Services Agreement

Amended

SCHEDULE A

SIT MUTUAL FUNDS, INC.

Sit International Growth Fund (series A)

Sit Balanced Fund (series B)

Sit Developing Markets Growth Fund (series C)

Sit Small Cap Growth Fund (series D)

Sit Dividend Growth Fund (series G)

Sit Global Dividend Growth Fund (series H)

IN WITNESS WHEREOF, the Transfer Agent and Sit Mutual Funds Inc. have caused this Amended Schedule A to the Accounting Services Agreement dated as of September 30, 2008 between the Transfer Agent and Sit Mutual Funds Inc. to be executed as of September 30, 2008.

SIT MUTUAL FUNDS, INC.
By:	/s/ Roger J. Sit

	Name:	Roger J. Sit
	Title:	President

PNC GLOBAL INVESTMENT SERVICING
By:

Name:
Title:

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